AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2000

                                                    REGISTRATION NO. 333-
-----------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549E

                           --------------------

                                  FORM S-3
                           REGISTRATION STATEMENT
                        UNDER REGISTRATION STATEMENT
                         THE SECURITIES ACT OF 1933

                           --------------------

                               CINERGY CORP.
           (Exact name of Registrant as Specified in Its Charter)


                DELAWARE                              311385023
     State or other Jurisdiction of               (I.R.S. Employer
     Incorporation or Organization)               Identification No.)


                 139 EAST FOURTH ST., CINCINNATI, OH 45202
                                513-287-2644
       (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Registrant's Principal Executive Offices)

                         -------------------------

                             WAYNE HARRIS, ESQ.
                               SENIOR COUNSEL
                                P.O. BOX 960
                                 SUITE 2500
                         CINCINNATI, OH 45201-0960
                               (513) 287-2644
         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)

                         --------------------------

                                  Copy to:

                           PANKAJ K. SINHA, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                         1440 NEW YORK AVENUE, N.W.
                           WASHINGTON, DC. 20005

                         --------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time and from time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


                             CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------
                                       Proposed Maximum     Proposed Maximum     Amount of
 Title of Shares      Amount to be      Offering Price     Aggregate Offering   Registration
 to be Registered     Registered(1)     Per Share(2)             Price(2)           Fee
--------------------------------------------------------------------------------------------
Common Stock, $0.01     3,000,000          $31.75              $95,250,000      $25,146
par value
--------------------------------------------------------------------------------------------


(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the reported last high and low sales prices on the New York Stock Exchange on December 5, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.




PROSPECTUS

                               CINERGY CORP.

            DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Cinergy Corp. is pleased to offer the Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), a direct stock purchase and dividend reinvestment plan designed to provide investors with a convenient method to purchase shares of Cinergy Corp. common stock and to reinvest cash dividends in the purchase of additional shares of Cinergy Corp. common stock.

                        SUMMARY OF KEY PLAN FEATURES

o You can join the Plan by completing and mailing an Enrollment Form and a check to Cinergy Shareholder Services.

o You can build your investment over time, starting with as little as $250 for new investors. Once enrolled in the Plan, you may make additional investments of $25 or more per payment, up to a maximum of $100,000 per calendar year. You may also invest through automatic monthly deductions from a qualified bank account.

O You may sell all or any portion of your Cinergy Corp. common stock through the Plan, through Cinergy Shareholder Services. Please refer to the details in the prospectus for costs associated with the sale of shares.

o Holders of book-entry shares may elect to have their dividends reinvested or paid in cash. Participants may have their cash dividends electronically deposited into their qualified accounts.

o Shareholders of record of Cinergy Corp. common stock may deposit their certificates, at no cost, with Cinergy Shareholder Services for safekeeping.

This prospectus relates to 3,000,000 shares of Cinergy Corp. common stock, par value $0.01 per share, to be offered for purchase under the Plan. Cinergy Corp. common stock is listed on the New York Stock Exchange, with shares traded under the ticker symbol "CIN."

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of Cinergy Corp. common stock in any state or other jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. To the extent required by applicable law in certain jurisdictions, shares offered under the Plan to persons who are not record holders of Cinergy Corp. common stock are offered only through a registered broker/dealer in those jurisdictions.

Neither delivery of this prospectus nor any sale made hereunder should be deemed to imply that there has been no change in the affairs of Cinergy Corp. since the date of this prospectus or that the information herein is correct as of any time subsequent to its date.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     ----------------------------------

              The date of this prospectus is December 8, 2000




TABLE OF CONTENTS

CINERGY CORP.
DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

The Company................................................................1
Summary of the Plan........................................................1
Administration of the Plan.................................................3
Reports to Plan Participants...............................................3
Participation..............................................................4
How to Join the Plan.......................................................4
  Investing Via the Mail...................................................4
Optional Cash Payments.....................................................5
Automatic Monthly Investments from your Bank Account.......................5
Dividend Reinvestment......................................................5
Withdrawal and Termination.................................................6
Summary of Plan Fees.......................................................6
How Shares are Purchased and Priced........................................7
Investment Dates...........................................................8
Sale of Shares Through the Plan............................................8
Share Safekeeping..........................................................9
Share Transfers...........................................................10
Obtaining  a Stock Certificate............................................11
Termination of Participation..............................................11
Stock Split, Stock Dividend or Rights Offering............................11
Voting of Plan Shares.....................................................12
Changes to the Plan.......................................................12
Limitation of Liability...................................................12
Tax Consequences..........................................................13
Governing Law.............................................................14
Use of Proceeds...........................................................14
Independent Accountants and Counsel.......................................14
Available Information.....................................................14
Incorporation of Certain Documents by Reference...........................15



                                 THE COMPANY

Cinergy Corp., incorporated in Delaware in October 1994, is a registered holding company under the Public Utility Holding Company Act of 1935 and the parent company of:

o     The Cincinnati Gas & Electric Company;
o     PSI Energy, Inc.;
o     Cinergy Services, Inc.;
o     Cinergy Global Resources, Inc.; and
o     Cinergy Investments, Inc.

Cinergy Corp.'s corporate offices are located at 139 East Fourth St., Cincinnati, OH 45202, telephone number: 513-287-2644.

Cinergy Corp. owns all outstanding common stock of The Cincinnati Gas & Electric Company (CG&E) and PSI Energy, Inc. (PSI), both of which are public utility subsidiaries. As a result of this ownership, we are considered a utility holding company. Because we are a holding company whose utility subsidiaries operate in multiple states, we are registered with and are subject to regulation by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended (PUHCA). Because we are subject to regulation by the Securities and Exchange Commission under PUHCA, approval must be sought and obtained before Cinergy Corp. can issue shares under the Plan.

CG&E, an Ohio corporation, is a combination electric and gas public utility company that provides service in the southwestern portion of Ohio and, through its subsidiaries, in nearby areas of Kentucky and Indiana. It has five wholly owned utility subsidiaries. One of these subsidiaries, The Union Light, Heat & Power Company, is a Kentucky corporation that provides electric and gas service in northern Kentucky. CG&E's other subsidiaries are insignificant to its results of operations.

PSI, an Indiana corporation, is an electric utility that provides service in north central, central, and southern Indiana.

                            SUMMARY OF THE PLAN

Enroll by Mail: To enroll by mail, please follow the instructions in Question 4 of this prospectus.

Initial Investment Minimum: If you are not already a registered holder of Eligible Securities, the minimum initial investment is $250. If you already hold shares in your name, you can simply enroll in the Plan to participate.

Making Additional Investments: Once you are enrolled in the Plan you may make additional investments at any time, with as little as $25 by mailing a check to Cinergy Shareholder Services. You can also purchase stock systematically by authorizing Cinergy Shareholder Services to make automatic monthly deductions from a qualified bank account.

Maximum Plan Investment: The maximum investment is $100,000 per calendar year.

How Shares are Purchased and Priced: Stock will either be purchased in the open market by the Independent Agent appointed by Cinergy Corp. or issued directly by Cinergy Corp. If the shares are purchased in the open market, the price per share will be the weighted average price per share paid by Cinergy Shareholder Services for Plan purchases for that investment date. Shares purchased from Cinergy Corp. directly will be purchased and credited to a participant's account at the average of the high and low prices of the common stock, as reported by the "New York Stock Exchange Composite Transactions" published in The Wall Street Journal for the applicable investment date. Please note that you will not be able to instruct Cinergy Shareholder Services to purchase a specific number of shares at a specific time or at a specific price.

Full Investment: Your funds will be fully invested because Cinergy Corp. will credit your Plan account with fractional shares, carried out to four decimal places. Dividends paid will be calculated on whole and fractional shares.

Certificate Safekeeping: As a participant in Cinergy Corp.'s Direct Stock Purchase and Dividend Reinvestment Plan, you may deposit your Cinergy Corp. common stock certificates with Cinergy Shareholder Services for safekeeping.

Convenient, Low-Cost Sales: You can sell your Cinergy Corp. common stock through the Plan, subject to fees lower than those typically charged by stockbrokers.

DEFINITIONS

Business Day. Any day on which Cinergy Corp., the Independent Agent and the New York Stock Exchange, Inc. are open for business.

Cinergy Direct Deposit Plan. The plan through which shareholders can request to have their dividends electronically transferred to their bank accounts instead of receiving checks for cash dividends.

Eligible Securities. Shares of Cinergy Corp. common stock, CG&E preferred stock and PSI preferred stock.

Independent Agent. The agent or agents appointed by Cinergy Corp. who act on behalf of participants in buying Cinergy Corp. common stock in the open market if bought during a period in which Cinergy Corp. elects not to satisfy the requirements of the participants with newly issued shares, and/or selling Plan shares for participants.

Investment Date. The Investment Date for dividends will be the 15th day of the month in which the dividend is paid, unless that day is not a Business Day, in which case the Investment Date will be the immediately preceding Business Day. The Investment Date for optional cash payments will be the 15th day of each month, unless that day is not a Business Day, in which case the Investment Date will be the immediately preceding Business Day.

                         ADMINISTRATION OF THE PLAN

1.  Who administers and interprets the Plan?

The Plan is administered by Cinergy Shareholder Services, which serves as Cinergy Corp.'s transfer agent and dividend disbursing agent. As Plan Agent, Cinergy Shareholder Services acts as agent for Plan participants and keeps records, sends statements and performs other duties relating to the Plan. Cinergy Shareholder Services reserves the right to resign at any time, in which case Cinergy Corp. would designate a new Plan Agent.

Cinergy Shareholder Services can be contacted at:

Mail Deliveries:                      Overnight Deliveries:
      Cinergy Corp.                       Cinergy Corp.
      Shareholder Services                Shareholder Services
      P.O. Box 900                        221 East Fourth Street, Rm. 2802
      Cincinnati, OH  45201-0900          Cincinnati, OH  45202

      Telephone:  (513) 287-1940
                  (800) 325-2945
      Fax:        (513) 287-2875
      Internet:   www.cinergy.com, click on "Investor"
      E-mail:     shareholders@cinergy.com

      All correspondence should include your shareholder account number, taxpayer identification number (social security number) and daytime telephone number where you may be contacted.

      Telephone inquiries may also be made to Cinergy Shareholder Services toll-free from anywhere in the United States Monday through Friday from 9:00 a.m. to 4:00 p.m. Eastern time.

                        REPORTS TO PLAN PARTICIPANTS

2.  How will you receive account information?

Participants in the Plan will receive statements of account as soon as practicable after each Investment Date on which investments are made for their accounts. Supplemental account statements will be provided for any month in which you have deposited, transferred or withdrawn shares. Cinergy Shareholder Services will also send transaction statements promptly after each sale of shares under the Plan. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes. In addition, each participant will receive all communications sent to all other shareholders, such as annual reports and proxy statements.

                               PARTICIPATION

3.  Who is eligible for participation in the Plan?

Holders of Cinergy Corp. common stock currently participating in the Cinergy Corp. Dividend Reinvestment and Stock Purchase Plan, which is being replaced by the Cinergy Corp. Direct Stock Purchase and Dividend
Reinvestment Plan (by means of amendment and restatement), will automatically be participants in the amended Plan without sending in a new Enrollment Form. However, a participant who wishes to change his participation in any way must submit a new Enrollment Form.

Current shareholders of Eligible Securities may enroll in the Plan by completing and returning the appropriate Enrollment Form via the mail.

Prospective shareholders may enroll in the Plan by completing and returning the appropriate Enrollment Form via the mail, and making an initial investment of at least $250.

Please note that regulations in certain countries may limit or prohibit participation in services provided under this type of program. Therefore, persons residing outside the United States should first determine if they are subject to any governmental regulations prohibiting or limiting their participation before requesting any of the services provided through the Plan.

                            HOW TO JOIN THE PLAN

4.  How do you enroll and invest in the Plan?

You may enroll in the Plan via the mail by following these steps:

o Obtain an Enrollment Form by calling Cinergy Shareholder Services toll-free at (800) 325-2945 or by printing an Enrollment Form from Cinergy's website.

o Complete the Enrollment Form and return it by mail to Cinergy Shareholder Services together with a signed check payable in U.S. dollars to Cinergy Corp. for the amount of your initial investment ($250 minimum) to the address shown under Question 1.

                           OPTIONAL CASH PAYMENTS

5.  How are optional cash payments made?

Once you are enrolled in the Plan, you can make additional investments in Cinergy Corp.'s common stock any time via the mail. Each cash investment must be for at least $25, but you cannot invest more than $100,000 in a calendar year.

Mail a check or money order payable in U.S. dollars to Cinergy Corp. and send to Cinergy Shareholder Services at the address shown under Question 1. DO NOT SEND CASH.

It is recommended that the mailing be made sufficiently in advance of the Investment Date. No interest will be earned or paid on optional cash payments held pending investment.

            AUTOMATIC MONTHLY INVESTMENTS FROM YOUR BANK ACCOUNT

6. How can I make optional cash investments through the Automatic Investment feature?

You can authorize monthly automatic deductions from your account at any financial institution that is a member of the National Automated Clearing House Association. The minimum amount per monthly deduction is $25. This feature will allow you to gradually build your investment in Cinergy Corp. Initial set-up, changes, and terminations to the automatic deduction instructions will be made as soon as practicable after receipt of your instructions.

To initiate this automatic monthly service. Participants must send a completed Automatic Monthly Deduction Authorization form to Cinergy Shareholder Services via the mail. To change any aspect of the instructions, you can mail a revised form to Cinergy Shareholder Services. To terminate the deductions, you must notify Cinergy Shareholder Services in writing at the address shown under Question 1.

Automatic investments will be initiated as promptly as practicable and, after initiated, funds will be drawn from the participant's qualified account on the 5th day of each month (or, if the 5th falls on a weekend or bank holiday, the first Business Day prior), and will be invested in Cinergy Corp. common stock on the next Investment Date.

                           DIVIDEND REINVESTMENT

7.  What dividend reinvestment options are available to participants?

    The Enrollment Form allows a participant to choose a reinvestment option for participation in the Plan. If not specified otherwise, the account will be enrolled for full dividend reinvestment. By choosing the appropriate box, a participant may select:

REINVEST DIVIDENDS ON ALL SHARES -- Reinvest all cash dividends on all certificated shares held by you and on all shares credited to your Plan account to purchase shares of Cinergy Corp. common stock.

PAY CASH DIVIDENDS ON ALL SHARES -- All dividends on certificated and book-entry shares are paid in cash. Participants may elect to have cash dividend payments paid by check or through the Cinergy Direct Deposit Plan.

PAY CASH DIVIDENDS ON A PORTION OF SHARES -- Receive cash dividends on a specified number of whole shares and reinvest the dividends on the remainder of your shares. The shares specified to receive cash dividends may consist of a combination of certificated shares and shares credited to your Plan account. Participants may elect to have cash dividend payments paid by check or through the Cinergy Direct Deposit Plan.

                         WITHDRAWAL AND TERMINATION

8. May a participant, without withdrawing from the Plan, discontinue reinvestment of dividends?

      You may stop reinvesting dividends by notifying Cinergy Shareholder Services in writing no later than three Business Days prior to the record date established for a particular dividend. If your request to cease dividend reinvestment is received after this date, then the dividends may be reinvested for the applicable dividend and the account will not be closed out until after the shares have been allocated to all accounts as a result of such dividends being reinvested. YOU CAN CHANGE YOUR DIVIDEND REINVESTMENT INSTRUCTIONS TO RECEIVE YOUR DIVIDENDS IN CASH WHILE STILL KEEPING YOUR SHARES IN BOOK-ENTRY FORM IN THE PLAN.

                            SUMMARY OF PLAN FEES

9.  What are the costs for services provided under the Plan?

New Plan participants will be charged a $5.00, one-time enrollment fee. There are no administrative fees charged for any other options under the Plan.

All participants will be charged brokerage fees on sales requested through the Plan. Current brokerage fees on sales are approximately $.04 per share, but are subject to change at any time without prior notice.

INSUFFICIENT FUNDS: If Cinergy Shareholder Services does not receive credit for a cash payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and Cinergy Shareholder Services will immediately remove from your account any shares already purchased in anticipation of receiving such funds. An "insufficient funds" fee of $25 will be charged. Cinergy Shareholder Services may place a hold on your Plan account until the "insufficient funds" fee is received from you, may sell any such shares to satisfy an uncollected amount, or may take such other action as is necessary to collect such fee. Furthermore, if the net proceeds from the shares are insufficient to satisfy the balance of the uncollected amounts, Cinergy Shareholder Services may sell additional shares from your account as necessary to satisfy the uncollected balance. Shares purchased for your account cannot be sold until sufficient funds are received and cleared by Cinergy Shareholder Services.

                    HOW SHARES ARE PURCHASED AND PRICED

10.  What will be the source of shares purchased under the Plan?

The source of shares will be either previously authorized but unissued shares or shares purchased in the open market, as determined at Cinergy Corp's discretion.

11.  What will be the price of shares purchased under the Plan?

When purchases of shares of Cinergy Corp. common stock under the Plan come from authorized but unissued shares, the purchase price of such shares will be the average of the high and low prices (computed to four decimal places) of Cinergy Corp. common stock, as reported by the "New York Stock Exchange Composite Transactions" published in The Wall Street Journal for the applicable Investment Date, or, if no trading in Cinergy Corp. common stock occurs on such date, the next preceding date on which such trading occurred.

When Cinergy Corp. common stock purchased for each Investment Date under the Plan comes from purchases in the open market, the purchase price will be the weighted average price (computed to four decimal places), excluding brokerage commissions, of such shares acquired for the Plan. The purchases will be made on the New York Stock Exchange, Inc. or in negotiated transactions. An Independent Agent will acquire the number of shares as required by the Plan, and Cinergy Corp. will pay all administrative costs of acquisition, including brokerage fees and commissions.

12.  Who will purchase shares in the open market?

If Cinergy Shareholder Services elects to meet requirements of participants by purchasing shares of Cinergy Corp. common stock in the open market, an Independent Agent will act on behalf of the participants in buying such shares. An Independent Agent will determine the exact volume, timing, and price of such purchases, depending on the amount of reinvested dividends, optional cash payments received, market conditions, and the requirements of applicable federal securities laws. An Independent Agent will also sell shares on behalf of participants.

Dividend and voting rights on purchased shares of Cinergy Corp. common stock will commence upon settlement.

                              INVESTMENT DATES

13.  When will dividends be reinvested and optional cash payments invested?

Purchases of Cinergy Corp. common stock under the Plan will be made on or about the following applicable Investment Dates:

Investment Dates for reinvested dividends are the dividend payment dates for Cinergy Corp. common stock. Payment dates for Cinergy Corp. common stock dividends are expected to be February 15, May 15, August 15, and November 15.

Investment Dates for cash investments are the 15th day of each month (or the immediately preceding Business Day if the 15th falls on a weekend or holiday). Cinergy Shareholder Services must receive cash investments by the Business Day prior to the Investment Date in order for cash investments to be invested on such Investment Date. Otherwise, the cash investments will be held by Cinergy Corp. and invested on the next Investment Date.

Purchases may be made over a period of several days in the case of open market purchases. All such purchases will be aggregated for the Investment Date.

In order to receive dividends on shares of Cinergy Corp. common stock purchased with cash investments, the shares must be purchased on an Investment Date prior to the dividend record date.

A DISADVANTAGE OF INVESTING THROUGH THE PLAN IS THAT NEITHER CINERGY CORP. NOR YOU HAS THE AUTHORITY OR POWER TO CONTROL THE TIMING OR PRICING OF SHARES PURCHASED FOR THE PLAN. THEREFORE, THE PRICE OF CINERGY CORP. COMMON STOCK MAY CHANGE DURING THE PERIOD PENDING INVESTMENT. FOR EXAMPLE, IF YOU TRANSMIT INSTRUCTIONS TO MAKE AN INITIAL OR OPTIONAL CASH INVESTMENT, IT IS POSSIBLE THAT THE MARKET PRICE OF CINERGY CORP. COMMON STOCK WILL BE HIGHER OR LOWER WHEN CINERGY SHAREHOLDER SERVICES PURCHASES SHARES ON BEHALF OF THE PLAN AND CREDITS THEM TO YOUR ACCOUNT. IN ADDITION, YOU WILL NOT EARN INTEREST ON CASH PENDING INVESTMENT.

                      SALE OF SHARES THROUGH THE PLAN

14.  How may a participant sell shares?

You may sell any number of shares held in your Plan account via the mail or by fax. This request should be mailed or faxed to Cinergy Shareholder Services at the address shown under Question 1. If your request to sell leaves less than one whole share in the account, Cinergy Shareholder Services reserves the right to sell the fractional share also.

You may sell whole shares in your account by completing the appropriate section of your account statement or providing written instructions and returning your request to Cinergy Shareholder Services. The minimum sale is one share, unless you are closing your account.

15.  How often are shares sold and at what price?

Participants' requests to sell Plan shares will be aggregated by Cinergy Shareholder Services and usually sold at least once a week ("Withdrawal Date"). Cinergy Shareholder Services will place a market order with an Independent Agent who will sell the shares as soon as practicable. Neither Cinergy Corp. nor any participant will have any authority or power to direct the time or price at which shares may be sold.

Cinergy Shareholder Services must receive requests to sell by the Business Day prior to the Withdrawal Date in order to be sold on such Withdrawal Date. Otherwise, the request to sell will be held by Cinergy Shareholder Services and processed on the next Withdrawal Date.

The price of the shares sold will be the weighted average price of the aggregated shares sold by the Independent Agent less the brokerage commission. A check for the sale of the shares, less the brokerage commission, will be sent to you following the settlement date, which is three Business Days after the date of the sale.

Any request for termination from the Plan or sale of Plan shares received after an ex-dividend date (two Business Days prior to a record date), pertaining to dividends on Cinergy Corp. common stock, will be processed after the dividends declared have been reinvested.

Cinergy Corp. certificated shares can also be deposited into your Plan account and subsequently sold through the Plan.

                             SHARE SAFEKEEPING

16.  How does the Plan's safekeeping service work?

The Plan provides a stock deposit feature to eliminate the need to hold Cinergy Corp. common stock certificates. If you currently hold Cinergy Corp. common stock certificates and would like to combine these shares with shares held in the Plan, you must return to Cinergy Shareholder Services a properly completed Safekeeping and Authorization Form or a letter of instructions along with the Cinergy Corp. common stock certificates to be deposited. The certificates should not be endorsed. We suggest mailing stock certificates by registered mail, insured for 2% of the current market value, return receipt requested.

Shareholders who hold Cinergy Corp. common stock certificates but are not currently enrolled in the Plan may also deposit their certificates in the Plan and still receive a cash dividend. To do this, simply call Cinergy Shareholder Services and request a Certificate Safekeeping and Authorization Form. Complete and return the form with your Cinergy Corp. common stock certificate.

By using the Plan's share safekeeping service, you no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan. For tax purposes, it is important that you keep records of the original purchase price of these deposited shares for subsequent gain or loss calculations.

                              SHARE TRANSFERS

17. May participants assign or transfer all or a portion of their Plan shares?

A participant may transfer the ownership of all or part of the shares held in the participant's Plan account by submitting written transfer instructions, which should include the name, address, and taxpayer identification number of the transferee, and the appropriate Medallion Signature Guarantee. Contact Cinergy Shareholder Services for specific information regarding transfers.

18. If Plan shares are transferred to another person, will a stock certificate be issued to the transferee?

No, unless specifically requested in writing. Shares so transferred will continue to be held under the Plan. An account will be opened in the name of the transferee, if he or she is not already a Plan participant, and such transferee will automatically be enrolled in the Plan. All new accounts set up through the transfer of Plan shares will be set up for full dividend reinvestment until an Enrollment Form is received by Cinergy Shareholder Services.

19.  How will the transferor be advised of the transfer?

Cinergy Shareholder Services will provide a confirmation of transfer to the participant who requested the transfer.

                       OBTAINING A STOCK CERTIFICATE

20.  How may a participant request a certificate for Plan shares?

To obtain a certificate for some or all of your whole shares, simply send a written request to Cinergy Shareholder Services to withdraw shares from the Plan. Certificates for any number of whole Plan shares credited to a participant's account will only be issued upon the written request of that participant. This request should be faxed or mailed to Cinergy Shareholder Services at the address shown under Question 1. Any remaining whole and fractional Plan shares in the account of the participant will continue to be held in the Plan. Certificates will not be issued for fractional shares.

                        TERMINATION OF PARTICIPATION

21.  How may a participant terminate Plan participation?

You may terminate your participation in the Plan by sending written instructions to Cinergy Shareholder Services. Upon termination, you must elect to receive either a certificate for the number of whole shares held in your Plan account and a check for the value of any fractional share, or to have all of the shares in your Plan account sold for you as described above in "Sale of Shares Through the Plan."

Any certificates issued upon termination will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than the name or names on your Plan account, your signature (and that of any co-owner) on the instructions for transfer must be "Medallion Guaranteed" by a financial institution participating in a Medallion Guarantee program. No certificates will be issued for fractional shares. Cinergy Shareholder Services will process notices of withdrawal and send proceeds to you as soon as practicable, without interest.

               STOCK SPLIT, STOCK DIVIDEND OR RIGHTS OFFERING

22. What happens if Cinergy Corp. issues a stock dividend or declares a stock split?

Any shares of Cinergy Corp. common stock resulting from a stock dividend or stock split will be distributed as follows:

         (a) A stock dividend or stock split on Plan shares will be added to the participant's account;

         (b) A stock dividend or stock split on certificated shares will be mailed to the participant in the same manner as to stockholders not participating in the Plan.

23. If Cinergy Corp. has a rights offering, how will the rights on Plan shares be handled?

In the event of a rights offering, you will receive rights based upon the total number of whole shares of Cinergy Corp. common stock owned, that is, the total number of shares registered in your name and the shares held in your Plan account.

                           VOTING OF PLAN SHARES

24.  How will shares held in the Plan be voted at meetings of shareholders?

Each participant will be sent a proxy card with respect to the participant's total number of certificated and Plan shares. Such proxy will be voted in accordance with the participant's instructions. If the proxy is not voted prior to the meeting date, none of the shares will be included in the vote.

                            CHANGES TO THE PLAN

25.  May the Plan be changed or discontinued?

Cinergy Corp. reserves the right to suspend, terminate or modify the Plan at any time. We will send Plan participants written notice of any material changes.

                          LIMITATION OF LIABILITY

26. What are the responsibilities of Cinergy Corp. and Cinergy Shareholder Services under the Plan?

Cinergy Corp. and Cinergy Shareholder Services (and their respective agents, representatives, employees, officers, directors and subcontractors) will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death, loss or corruption of data, the price at which shares are purchased or sold for the participant's account, the times when purchases or sales are made, or fluctuations in the market value of Cinergy Corp. common stock. The foregoing limitation of liability includes, without limitation, any claim of liability arising from failure to terminate your Plan account upon your death or with respect to the prices or times at which shares of Cinergy Corp. common stock are purchased or sold for you, or fluctuations in the market value of the Cinergy Corp. common stock. You should recognize that the price of shares of Cinergy Corp. common stock purchased and sold under the Plan will be determined by, and subject to, market conditions, and neither Cinergy Corp. nor Cinergy Shareholder Services can provide any assurance of a profit or protection against loss on any shares of Cinergy Corp. common stock purchased or sold under the Plan. This limitation of liability will not constitute a waiver by any participant of his or her rights under the federal securities laws.

                              TAX CONSEQUENCES

27.  What are the tax consequences of participation in the Plan?

Cinergy Corp. believes the following is an accurate summary of the federal income tax consequences of participation in the Plan as of the date of this prospectus. This summary may not reflect every possible situation that could result from participation in the Plan, and, therefore, participants in the Plan are advised to consult their own tax advisors with respect to the tax consequences (including federal, state, local and other tax laws and United States tax withholding laws) applicable to their particular situations.

In general, the amount of cash dividends paid by Cinergy Corp. will be includable in your income even though reinvested under the Plan. In the case of persons whose dividends are subject to United States backup withholding, Cinergy Shareholder Services will reinvest dividends less the amount of tax required to be withheld. In the case of persons who are subject to United States backup withholding, Cinergy Shareholder Services will withhold tax from sales of shares through the Plan. In the case of foreign shareholders whose dividends are subject to United States federal withholding, Cinergy Shareholder Services will reinvest dividends less the amount of tax required to be withheld. At the end of each calendar year, you will receive an Information Return (Form 1099-DIV or 1042S) which reflects the amount of dividends includable in income. For sales of shares during a calendar year, you will receive an Information Return (Form 1099-B). The Plan must provide copies of these Information Returns to the United States Internal Revenue Service. In the case of reinvested dividends, when Cinergy Shareholder Services acquires shares for a person's account directly from Cinergy Corp., the person must include in gross income a dividend measured by the fair market value of the shares so acquired. Alternatively, when Cinergy Shareholder Services purchases Cinergy Corp. common stock for a participant's account on the open market with reinvested dividends, the amount of dividends reported on the Form 1099-DIV will also include that portion of any brokerage commissions paid by Cinergy Corp. that are attributable to the purchase of the person's shares.

The cost basis for federal income tax purposes of any shares acquired through the Plan will be the purchase price for the shares credited by Cinergy Shareholder Services to your account as described in the section entitled "How Shares are Purchased and Priced" plus the amount of any brokerage commissions paid by Cinergy Corp. in respect to such purchase. Your Plan activity statements will show such amounts paid on your behalf.

The above rules may not be applicable to certain persons, such as tax-exempt entities (e.g., pension funds) and foreign shareholders. Such persons should consult their own tax advisors concerning the tax consequences applicable to their situations.

Although Cinergy Shareholder Services makes efforts to assist Plan participants by providing periodic statements and other reports, Plan participants have the ultimate responsibility for maintaining their own records for tax and other purposes.

                               GOVERNING LAW

Delaware law governs the terms and conditions in this document, as well as those that are described in detail on the Enrollment Form and account statements.

                              USE OF PROCEEDS

Cinergy Corp. will receive proceeds from the purchase of common stock pursuant to the Plan only to the extent that such purchases are made directly from Cinergy Corp., and not from open market purchases by Cinergy Shareholder Services. If purchases of Cinergy Corp. common stock are made directly from Cinergy Corp., Cinergy Corp. intends to use the net proceeds from the sales of such shares for general corporate purposes.

                    INDEPENDENT ACCOUNTANTS AND COUNSEL

Skadden, Arps, Slate, Meagher & Flom LLP has passed on the validity of the shares of Cinergy Corp. common stock offered pursuant to the Plan.

The consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the change in the method of accounting for its energy trading and risk management activities in 1998, as discussed in Note 1 to the financial statements.

                           AVAILABLE INFORMATION

Cinergy Corp. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 66061. Information concerning the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the offices of the New York Stock Exchange, Inc. 11 Wall Street, New York, New York 10005.

Cinergy Corp. has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement"), with respect to the securities offered hereby. This prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to Cinergy Corp. and the securities offered hereby, reference is made to the Registration Statement and the exhibits, financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities at the addresses referenced above. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference herein.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Registration Statement by reference:

      1. The registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

      2. All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1999.

      3. The information under the caption "Item 4. Description of Securities to be Registered" contained or incorporated in the Registration Statement on Form 8-A (File No. 1-11377) filed by the registrant under Section 12 of the Exchange Act including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in the Registration Statement by reference and to be a part hereof from the date of filing of such documents.

You can obtain any of the filings incorporated by reference in this document through us, or from the Commission through the Commission's web site or at the Commission's address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

                               Cinergy Corp.
                           139 East Fourth Street
                            Cincinnati, OH 45202
                               (513) 287-2644




NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               CINERGY CORP.

            DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN


                         --------------------------

                                 PROSPECTUS

                         --------------------------

                              DECEMBER 8, 2000





PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions, all of which will be paid by Cinergy Corp. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees.

                                            TO BE PAID BY THE REGISTRANT
      SEC Registration Fee                                     $  25,146
      Accounting fees and expenses                                 7,500
      Legal fees and expenses                                     20,000
      Registrar and transfer agent's fees                              0
      Printing and engraving expenses                             18,000
      Miscellaneous expenses                                      22,150
                                                               ---------
             Total                                             $  92,796


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the "DGCL") allows the registrant to indemnify officers and directors against certain expenses, liabilities and payments. Article VI of the registrant's By-Laws provides that the registrant shall indemnify specified persons, including its officers and directors, against liabilities under certain circumstances. Also, Article VI provides that the registrant may purchase and maintain insurance on behalf of or for any director, officer, employee or agent for protection against certain liabilities or claims asserted against such persons. In addition, Article VI of the registrant's Certificate of Incorporation provides limits to the personal liability of the registrant's directors for breach of fiduciary duties to the fullest extent permitted by the DGCL.


ITEM 16.  EXHIBITS.

The following exhibits are filed with this Registration Statement:

Exhibit No.       Description of Exhibit
-----------       ----------------------
5.1               Opinion and Consent of Skadden, Arps, Slate, Meagher &
                    Flom LLP
23.1              Consent of Arthur Andersen LLP
23.2              Consent of Counsel (included in Exhibit 5.1 above)
24.1              Power of Attorney


ITEM 17.  UNDERTAKINGS.

   (a)   The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (e)   The undersigned Company hereby undertakes that:

         (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

         (2) For the purposes of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on December 7, 2000.

                               CINERGY CORP.


                               By: /s/ James E. Rogers
                                   _____________________________________
                                   James E. Rogers, Vice Chairman,
                                   President and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURES                    NAME AND TITLE                  DATE

(i) Principal executive officer:      James E. Rogers              December 7, 2000
                                      Vice Chairman, President
                                      and Chief Executive
/s/ James E. Rogers                   Officer
----------------------------------


(ii) Principal financial officer:     Charles J. Winger            December 7, 2000
                                      Vice President and Acting
/s/ Charles J. Winger                 Chief Financial Officer
----------------------------------


(iii) Principal accounting officer:   Bernard F. Roberts           December 7, 2000
                                      Vice President and
/s/ Bernard F. Roberts                Comptroller
----------------------------------

(iv) Directors:

      * James K. Baker                Director                     December 7, 2000
      * Michael G. Browning           Director                     December 7, 2000
      * Phillip R. Cox                Director                     December 7, 2000
      * John A. Hillenbrand II        Director                     December 7, 2000
      * George C. Juilfs              Director                     December 7, 2000
      * Thomas E. Petry               Director                     December 7, 2000
      * Jackson H. Randolph           Director                     December 7, 2000
      * James E. Rogers               Director                     December 7, 2000
      * Mary L. Schapiro              Director                     December 7, 2000
      * John J. Schiff, Jr.           Director                     December 7, 2000
      * Philip R. Sharp               Director                     December 7, 2000
      * Dudley S. Taft                Director                     December 7, 2000
      * Oliver W. Waddell             Director                     December 7, 2000


*By: /s/ Jerome A. Vennemann
     -----------------------------
     Jerome A. Vennemann
     Attorney-in-fact